UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 27, 2016

Date of report (date of earliest event reported)

MusclePharm Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-53166	77-0664193
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

4721 Ironton Street, Building A

Denver, Colorado 80239

(Address of principal executive offices) (Zip Code)

(303) 396-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Sale of BioZone Subsidiary

MusclePharm Corporation (the “Company”) has agreed to sell its wholly-owned subsidiary, BioZone Laboratories, Inc. (“BioZone”), pursuant to an Agreement for Purchase and Sale of Stock dated April 21, 2016 (the “Acquisition Agreement”), by and among the Company, BioZone, BioZone Holdings, Inc. (the “Buyer”) and Flavor Producers, Inc. for a cash purchase price of approximately $9.8 million, of which $1.5 million is subject to an earn-out based on the financial performance of BioZone for the twelve months following the closing of the transaction (the “Closing”). Accordingly, the Company will receive $8.3 million at the Closing subject to certain post-closing adjustments including adjustments based on BioZone’s working capital as of the closing date. The Company has agreed at the Closing to issue purchase orders to BioZone under the Manufacturing and Supply agreement described below of $2 million. In addition, the Company has agreed to pay down $350,000 of BioZone’s accounts payables which will be deducted from the purchase price. As part of the transaction, the Company has agreed to sell 200,000 shares of its common stock for $50,000. The Acquisition Agreement also provides that if the Company is unable to obtain certain concessions from a landlord at one of BioZone’s facilities, Biozone may cause the Company to assume the lease of the subject premises. The transaction is subject to customary closing conditions and is expected to close in the Company’s second fiscal quarter.

The above and below descriptions of the Acquisition Agreement, the Manufacturing and Supply Agreement, the Development and Supply Agreement and the other documents referenced above do not purport to be complete, and are qualified in their entirety by reference to the full text of the Acquisition Agreement, a copy of which is attached hereto as Exhibit 10.1.

Additionally, a copy of the related press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

As discussed above, in connection with the Closing, the Company has agreed to sell 200,000 shares of its common stock to CFC SoCal Holdings, LLC for a purchase price of $50,000.

Item 8.01. Other Events.

Simultaneous with the Closing, the Company and BioZone will enter into a Manufacturing and Supply Agreement (the “Manufacturing and Supply Agreement”) pursuant to which BioZone will continue to supply products which MusclePharm currently purchases from BioZone. MusclePharm is required to purchase a minimum of $3 million of products from BioZone annually. The Manufacturing and Supply agreement has an initial term of three (3) years.

Simultaneous with the Closing, the Company and Flavor Producers, Inc. (“FPI”), the parent company of the Buyer will enter into a Product Development and Supply Agreement (the “Development and Supply Agreement”) pursuant to which FPI will develop certain products to be sold by the Company. If the product development effort is successful the Company has agreed to certain minimum purchases during the term of the Development and Supply Agreement.

In connection with the Closing, the Company and BioZone are also entering into a Transition Services Agreement to provide administrative support, and a sub-lease for certain premises.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Agreement for Purchase and Sale of Stock dated April 21, 2016, by and by and among the Company, BioZone, BioZone Holdings, Inc. and Flavor Producers, Inc.
99.1	Press Release of MusclePharm Corporation, dated April 27, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSCLEPHARM CORPORATION

By:	/s/ John Price
Name: John Price Title: Chief Financial Officer

Date: April 27, 2016

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement for Purchase and Sale of Stock dated April 21, 2016, by and by and among the Company, BioZone, BioZone Holdings, Inc. and Flavor Producers, Inc.
99.1	Press Release of MusclePharm Corporation, dated April 27, 2016.